EXHIBIT 99b2


                               FIRST AMENDMENT TO

                             AMERICAN BRANDS, INC.

                MASTER DEFINED CONTRIBUTION PLAN TRUST AGREEMENT



     THIS AMENDMENT, made as of the first day of January, 1992, by and between AMERICAN BRANDS, INC., a corporation organized under the laws of the State of Delaware (the "Company") and THE NORTHERN TRUST COMPANY, an Illinois corporation of Chicago, Illinois (the "Trustee") to the Trust Agreement made as of the first day of January, 1992 (the "Trust Agreement") establishing the AMERICAN BRANDS, INC. MASTER DEFINED CONTRIBUTION PLAN TRUST (the "TRUST").

                              W I T N E S S E T H:

     WHEREAS, the Company and the Trustee have heretofore established the Trust for the purpose of the collective investment of assets of defined contribution employee pension benefit plans adopted by the Company and certain of the Company's subsidiaries for the benefit of certain employees thereof; and

     WHEREAS, the Company has reserved to its Trusts Investment Committee (the "Committee") the right to vote all proxies with respect to all securities held in the Trust, except for proxies with respect to Common Stock of the Company held in the American Stock Fund; and

     WHEREAS, the Company desires to amend the Trust Agreement to reflect that the Committee has the exclusive right to vote all proxies with respect to all securities held in the Trust, except for proxies with respect to Common Stock of the Company held in the American Stock fund;

     NOW, THEREFORE, the Company and the Trustee do hereby declare and agree with each other that the Trust Agreement be and it is hereby amended, effective as of January 1, 1992, as follows:

     1. Section 6.7 is hereby amended in its entirety as follows:

          "6.7 To exercise or sell any subscription or conversion rights; to consent to and join in or oppose any voting trusts, reorganizations, consolidations, mergers, foreclosures and liquidations and in connection therewith to deposit securities and accept and hold other property received therefore; provided, however, that the Committee shall have the sole authority to exercise the right to vote proxies with respect to any corporate securities held in the Fund, except for proxies with respect to American Common Stock held in the American Stock Fund."

     2. Section 7.3 is hereby amended in its entirety as follows:

          "7.3 The Trustee shall not make any investment review of, consider the propriety of holding or selling, or vote other than as provided in 6.7, any assets of the Fund allocated to a Separate Account in accordance with Article FOUR, except that the limitation imposed upon the Trustee by this paragraph shall not apply to any assets of the Fund loaned by the Trustee pursuant to 4.6, and except, further, that if the Trustee shall not have received contrary instructions from the Investment Advisor of a Separate Account the Trustee shall invest for short-term purposes any cash of that Separate Account in its custody in bonds, notes and other evidences of indebtedness having a maturity date not beyond five years from the date of purchase, United States Treasury Bills, commercial paper, banker's acceptances and certificates of deposit, undivided interests or participations therein and (if subject to withdrawal on a daily or weekly basis) participations in common or collective funds composed thereof and regulated investment companies."

     3. Section 7.8 is hereby added as follows:

          "7.8 The Committee shall have the sole authority to exercise the right to vote all proxies with respect to all securities held in the Fund, except for proxies with respect to American Common Stock held in the American Fund."

     IN WITNESS WHEREOF, this instrument has been executed as of the day and year first above written.


ATTEST:                             AMERICAN BRANDS, INC.



Louis F. Fernous, Jr.              By        A. Henson
---------------------                   ------------------------
    Secretary

  (CORPORATE SEAL)



ATTEST:                             THE NORTHERN TRUST COMPANY



     M. Short                        By     Mary T. Dillon
---------------------                   ------------------------
 Assistant Secretary                        Vice President

(CORPORATE SEAL)

STATE OF CONNECTICUT  )
                      : ss.: Old Greenwich
COUNTY OF FAIRFIELD   )

     On the 1st day of November, 1991, before me personally came Arnold Henson to me known who being by me duly sworn, did depose and say that he resides at 67 Stag Lane, Greenwich, CT, that he is the Executive Vice President and Chief Financial Officer of AMERICAN BRANDS, INC., the corporation described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation, and that he signed his name thereto by like order.



                                                        Mark S. Lyon
                                                     ---------------------
                                                        Notary Public



STATE OF ILLINOIS   )
                    : ss.:
COUNTY OF COOK      )

     On the 4th day of December, 1991, before me personally came Mary T. Dillon to me known who being by me duly sworn, did depose and say that she resides at 50 S. LaSalle - Chicago IL, that she is the Vice President of THE NORTHERN TRUST COMPANY, the banking institution described in and which executed the foregoing instrument; that she knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation, and that she signed her name thereto by like order.



                                                         Vita Rose Lau
                                                     ---------------------
                                                         Notary Public